Exhibit 5.1

May 15, 2012

Cedar Realty Trust, Inc.

44 South Bayles Avenue

Port Washington, NY 11050

Ladies and Gentlemen:

You (the “Company”) have requested our opinion in connection with your filing of a prospectus supplement to the shelf registration statement on Form S-3, File No. 333-179956 (the “Registration Statement”), relating to the offering of shares of Series B Cumulative Redeemable Preferred Stock, $.01 par value per share (the “Preferred Stock”) to be issued pursuant to an underwritten public offering.

In furnishing this opinion, we have examined copies of the Registration Statement, your Articles of Incorporation and By Laws, as amended to date, and the minutes of the meeting of the Board of Directors authorizing the issuance of the Preferred Stock. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements of your officers and representatives and others.

Based upon and subject to the foregoing, it is our opinion that:

(1)	The Preferred Stock has been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the Securities Act of 1933, as amended, and such state “blue sky” or securities laws as may be applicable have been complied with, (b) the Company has duly filed with the Secretary of State of Maryland Articles Supplementary to the Company’s Articles of Incorporation establishing the preferences, limitations and relative voting and other rights of the Preferred Stock prior to issuance thereof and (c) the shares of Preferred Stock have been issued, delivered and paid for, such shares of Preferred Stock will be legally issued, fully paid and nonassessable.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York, the Maryland General Corporation Law and the federal laws of the United States of America.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP